Exhibit 10.2

FIRST BREACH, INC.

Executive Employment Agreement

This Employment Agreement is entered into as of the date of the last signature affixed hereto, by and between First Breach, Inc., a Delaware corporation (“First Breach” or “the Company”), and Jordan Low (“Employee”).

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, First Breach and Employee hereby agree as follows:

1.	Position of Employment. The Company will employ the Employee in the position of President & COO of First Breach and, in that position, Employee will report to Jeffrey Low, the CEO of First Breach. First Breach retains the right to change Employee’s title, duties, and reporting relationships as may be determined to be in the best interests of the Company; provided, however, that any such change in Employee’s duties shall be consistent with Employee’s training, experience, and qualifications.

The terms and conditions of the Employee’s employment shall, to the extent not addressed or described in this Employment Agreement, be governed by First Breach’s Policies and Procedures Manual and existing practices. In the event of a conflict between this Employment Agreement and the Policies and Procedures Manual or existing practices, the terms of this Agreement shall govern.

2.	Term of Employment. Employee’s employment with First Breach shall begin on October 22, 2021, and shall continue for a period of Ten (10) years, after which time continued employment shall be on an “at will” basis, unless:

a.	Employee’s employment is terminated by either party in accordance with the terms of Section 5 of this Employment Agreement; or

b.	Such term of employment is extended or shortened by a subsequent agreement duly executed by each of the parties to this Employment Agreement, in which case such employment shall be subject to the terms and conditions contained in the subsequent written agreement.

3.	Compensation and Benefits.

a.	Base Salary. Employee shall be paid a base salary of $25,000 monthly, which is $ 300,000 annually (“Base Salary”), subject to applicable federal, state, and local withholding, such Base Salary to be paid to Employee in the same manner and on the same payroll schedule in which all First Breach employees receive payment. Any increases in Employee’s Base Salary for years beyond the first year of Employee’s employment shall be in the sole discretion of First Breach management, and nothing herein shall be deemed to require any such increase.

b.	Incentive and Deferred Compensation. Employee shall be eligible to participate in all incentive and deferred compensation programs available to other executives or officers of First Breach, such participation to be in the same form, under the same terms, and to the same extent that such programs are made available to other such executives or officers. Nothing in this Employment Agreement shall be deemed to require the payment of bonuses, awards, or incentive compensation to Employee if such payment would not otherwise be required under the terms of First Breach incentive compensation programs.

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c.	Employee Benefits. Employee shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites in which other First Breach Company executive or officers participate, including, if and when applicable, the First Breach Stock Option program. The terms and conditions of Employee’s participation in First Breach’s employee benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, policy, or program.

d.	Paid Time Off (PTO) and Sick Leave.

1.	PTO: Employe shall be entitled to 25 days

2.	Sick Leave: Employee shall accrue up to 40 hours of paid sick leave per calendar year in accordance with Maryland law at a rate of one hour of paid leave earned for every thirty hours worked. Employee may carry over any earned but unused sick and safe leave up to 40 hours, but an employee may not accrue more than 64 hours of sick and safe leave at any time. Employee will not be paid for any unused sick and safe leave upon termination of employment.

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Duties and Performance. The Employee acknowledges and agrees that he is being offered a position of employment by the Company with the understanding that the Employee possesses a unique set of skills, abilities, and experiences which will benefit the Company, and he agrees that his continued employment with the Company, whether during the term of this Employment Agreement or thereafter, is contingent upon his successful performance of his duties in his position as noted above, or in such other position to which he may be assigned.

a.	General Duties.

1.	Employee shall render to the very best of Employee’s ability, on behalf of the Company, services to and on behalf of the Company, and shall undertake diligently all duties assigned to him by the Company.

2.	Employee shall devote his full time, energy and skill to the performance of the services in which the Company is engaged, at such time and place as the Company may direct. Employee shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written consent of the Chief Executive Officer of First Breach.

3.	Employee shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his employment on behalf of the Company.

4.	Employee shall have no authority to enter into any contracts binding upon the Company, or to deliberately create any obligations on the part of the Company, except as may be specifically authorized by the Chief Executive Officer of First Breach.

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b.	Specific Duties.

5.	Termination of Employment. Employee’s employment with the Company may be terminated prior to the expiration of the term of this Employment Agreement, in accordance with any of the following provisions:

a.	Termination by Employee. The Employee may terminate his employment at any time during the course of this agreement by giving 2 weeks [weeks/months]’ notice in writing to the Chief Executive Officer of First Breach. During the notice period, Employee must fulfill all his duties and responsibilities set forth above and use his best efforts to train and support his replacement, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise Employee’s salary and benefits will remain unchanged during the notification period.

b.	Termination by the Company Without Cause. First Breach may terminate Employee’s employment at any time during the course of this agreement by giving 1 month [weeks/months]’ notice in writing to the Employee. During the notice period, Employee must fulfill all of Employee’s duties and responsibilities set forth above and use Employee’s best efforts to train and support Employee’s replacement, if any. Failure of Employee to comply with this requirement may result in Termination for Cause described below, but otherwise Employee’s salary and benefits will remain unchanged during the notification period. First Breach shall pay Employee severance pay in the amount of the total value of Base Salary for the remaining contract period in lieu of actual employment, and nothing herein shall require Company to maintain employee in active employment for the duration of the notice period.

c.	Termination by the Company for Cause. The Company may, at any time and without notice, terminate the Employee for “cause”. Termination by the Company of the Employee for “cause” shall include but not be limited to termination based on any of the following grounds: (a) failure to perform the duties of the Employee’s position in a satisfactory manner; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony involving moral turpitude; (d) use of illegal drugs or narcotics; (e) excessive use of alcohol in the workplace; (f) intentional and willful misconduct that may subject the Company to criminal or civil liability; (g) breach of the Employee’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (i) willful disregard of Company policies and procedures; (j) breach of any of the material terms of this Agreement and/or the First Breach Restrictive Covenant Agreement attached hereto and incorporated herein as Appendix A; and (k) insubordination or deliberate refusal to follow the instructions of Employee’s direct supervisor and/or the Chief Executive Officer of First Breach. First Breach shall pay Employee in the amount of half of the total value of Base Salary for the remaining contract period if termination is pursuant to this paragraph.

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d.	Termination By Death or Disability. The Employee’s employment and rights to compensation under this Employment Agreement shall terminate if the Employee is unable to perform the duties of his position due to death or disability lasting more than 90 days, and the Employee’s heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Employee’s heirs, beneficiaries, successors, or assigns.

6.	Expenses. The Company shall pay or reimburse Employee for any expenses reasonably incurred by him in furtherance of his duties hereunder, including expenses for entertainment, travel, meals and hotel accommodations.

7.	Company Property

a.	Employee may be provided with a company-issued laptop and/or other company- owned equipment to facilitate the proper execution of Employee’s job responsibilities. Employee agrees to handle the laptop, and all company property, with utmost care and acknowledge responsibility for any damage incurred beyond normal wear and tear.

b.	Employee acknowledges that the laptop remains the property of Company. Employee should therefore have no expectation of privacy whatsoever in any message, file, data, document, or any other kind or form of information or communication transmitted to, received, or printed from, or stored or recorded on the laptop or any other company electronic device. Employee is expressly advised that to prevent against misuse, Company reserves the right to monitor, intercept, and review, without further notice, Employee’s activities using the company’s IT resources and communications systems, including but not limited to email (both outgoing and incoming).

c.	Upon conclusion of Employee’s employment with Company, the Employee will return the laptop and any other Company property in Employee’s possession or control promptly using a prepaid shipping label provided by Company, within a timeframe not exceeding 7 calendar days.

8.	General Provisions.

a.	Notices. All notices and other communications required or permitted by this Agreement to be delivered by First Breach or Employee to the other party shall be delivered in writing to the address shown below, either personally, by facsimile transmission or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission or upon the date or actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

First Breach:

First Breach, Inc.

18450 Showalter Road

Hagerstown, Maryland 21742

Attention: Jeffrey Low, Chief Executive Officer

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Employee:

Jordan Low

b.	Legal Fees and Other Remedies. In the event First Breach brings any action to enforce any term or provision of this Agreement and/or the RCA, the court in such proceeding shall award the Employer such attorney’s fees and costs as it determines reasonable and appropriate. Such award shall not be merged into any judgment, and the Employer shall be entitled to an award of attorney’s fees and costs incurred seeking to collect any award or judgment.

c.	Partial Invalidity. In the event that any one or more of the provisions of this Agreement or any word, phrase, clause, sentence, or other portion thereof (including without limitation the temporal restrictions contained herein) shall be deemed by a court of competent jurisdiction to be illegal or unenforceable for any reason, such provision or portion thereof shall be considered modified or deleted in such manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions thereof shall continue unimpaired.

d.	Amendments and Termination; Entire Agreement. This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement constitutes the entire agreement of First Breach and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

f.	Successors and Assigns. The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that First Breach, without obtaining Employee’s consent, may assign its rights and obligations hereunder to a wholly-owned subsidiary and provided further that any post-employment restrictions shall be assignable by First Breach to any entity which purchases all or substantially all of the Company’s assets.

g.	Waiver of Rights. No waiver by First Breach or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

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j.	Definitions; Headings; and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

k.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

h.	Governing Laws and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Maryland. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement must be brought in the courts of the State of Maryland or the United States District Court of Maryland.

IN WITNESS WHEREOF, First Breach and Employee have executed and delivered this Agreement as of the date written below.

First Breach, Inc.

By:	/s/ Jeffrey Low	/s/ Jordan Low

Name:	Jeffrey Low	Jordan Low

Title:	CEO	Date:	October 22, 2021

Date:	October 22, 2021

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